OXFORD AUTOMOTIVE COMPLETES PURCHASE

             OF MAJOR FRENCH STAMPER, COFIMETA GROUP



Troy, Mich., February 5, 1999 - Oxford Automotive, Inc. announced today it has closed on its agreement to purchase Cofimeta Group from France's Groupe Valfond SA. Cofimeta is a leading automotive stamping and metal forming company.

With 21 facilities in the United States, Mexico, Canada, South America, and Europe, Oxford Automotive is quickly becoming a major supplier to the world's automotive manufacturers and the acquisition of Cofimeta Group expands Oxford Automotive's presence into Europe.

Cofimeta has annual sales of approximately $200 million (U.S.) per year and produces products for customers including Renault SA, PSA Peugeot Citroen, Toyota, Volkswagen, BMW, and Nissan. Cofimeta operates five manufacturing facilities in France that employ 1,600 people. These facilities are located in Douai, St. Florent and Orbec, France. Cofimeta produces metal body parts, chassis, suspension and structural components and systems, assembly operations, e-coatings and JIT deliveries to the automotive industry. Cofimeta is QS9000 recognized by North American OEMs, EAQF 94, recognized by French, German and Italian manufacturers and ISO 9001 certified.

Jean-Francois Constant, formerly Director General of Cofimeta Group has been appointed President of Oxford Automotive France and will oversee the day-to-day operations of the newly acquired company headquartered in Paris. "Jean-Francois brings a strong European automotive background which will be a tremendous asset to the international growth of Oxford," said Steven Abelman, President and CEO of Oxford Automotive.

Oxford Automotive, Inc., headquartered in Troy, Mich., is a leading full service Tier 1 designer and producer of high quality, engineering metal components, assemblies and modules used by automotive OEMs. Oxford Automotive operates 21 facilities with state-of-the-art technologies in metal stamping, roll forming, welding and assembly equipment.